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                                              Filed Pursuant to Rule 424(b)(3)
                                              Registration No. 333-121263

                    FINAL TERMS NO. 1697 DATED 01 AUGUST 2007

                        QUEENSLAND TREASURY CORPORATION

                    ISSUE OF $5,000,000.00 GLOBAL A$ BONDS
     GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
       ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2017, CURRENTLY TOTALING A$929,455,000.00 (A$929,455,000.00 INCLUDING BUY BACKS)


                           PART A - CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated November 1, 2002 and the accompanying prospectus dated November 1, 2002 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2006, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive")(hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland
4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website and the website of the United States Securities and Exchange Commission.

1. (i)  Issuer:                Queensland Treasury Corporation

   (ii) Guarantor:             The Treasurer on behalf of the Government of
                               Queensland

2.      Benchmark line:        2017
                               (to be consolidated and form a single series with QTC 6% Global A$ Bonds due 14 September, 2017,
                               ISIN US748305BG31)

3.      Specific Currency or   AUD ("A$")
        Currencies:

4. (i)  Issue price:           99.273%

   (ii) Dealers' fees and      No fee or commission is payable in respect of the
        commissions            issue of the bond(s) described in these
        paid by Issuer:        final terms (which will constitute a "pricing
                               supplement" for


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                               purposes of any offers or sales in the United
                               States or to U.S. persons). Instead, QTC pays fees and commissions in accordance with the procedure described in the QTC Offshore and Onshore Fixed Interest Distribution Group Operational Guidelines.



5.        Specified
          Denominations:       A$1,000


6.  (i)   Issue Date:          02nd August 2007

    (ii)  Record Date (date    6 March/6 September. Security will be ex-interest
          on and from          on and from 7 March/7 September
          which security
          is Ex-interest):

    (iii) Interest Payment     14 March/14 September
          Dates:

7.        Maturity Date:       14 September 2017

8.        Interest Basis:      6 per cent Fixed Rate

9.        Redemption/Payment   Redemption at par
          Basis:

10.       Change of Interest   Not Applicable
          Basis or Redemption
          /Payment Basis:

11.(i)    Status of the        Senior and rank pari passu with other senior,
          Bonds:               unsecured debt obligations of QTC

   (ii)   Status of the        Senior and ranks pari passu with all its other
          Guarantee:           unsecured obligations

12.       Method of
          distribution:        Non-syndicated



                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE


13.       Fixed Rate Note
          Provisions
          Applicable

   (i)    Rate(s) of           6 percent per annum payable
          Interest:            semi-annually in arrears

   (ii)   Interest Payment     14 March and 14 September in each year up to and
          Date(s):             including the Maturity Date


   (iii)  Fixed Coupon         A$30 per A$1,000 in nominal amount
          Amount(s):


   (iv)   Determination        Not Applicable
          Date(s):

   (v)    Other terms          None
          relating to the
          method of calculating


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         interest for Fixed
         Rate Bonds:



                       PROVISIONS RELATING TO REDEMPTION

 14.      Final Redemption    A$1,000 per bond of A$1,000 Specified
          Amount:             Denomination: (N.B. If the Final Redemption Amount
                              is different from 100% of the nominal value the Notes will be derivative securities for the purposes of the Prospectus Directive and the requirements of Annex XII to the Prospectus
                              Directive Regulation will apply and the Issuer will prepare and publish a supplement to the prospectus supplement)


15.       Early Redemption    Not Applicable
          Amount(s) payable
          on redemption for
          taxation reasons
          or on event of
          default and/or the
          method of
          calculating the
          same:



                   GENERAL PROVISIONS APPLICABLE TO THE BONDS


16.       Form of Bonds:      Permanent Global Note not exchangeable
                              for Definitive Bonds

17.       Additional          Not Applicable
          Financial Centre(s)
          or other special
          provisions relating
          to Payment Dates:

18.       Talons for future    No
          Coupons or Receipts
          to be attached to
          Definitive Bonds
         (and dates on which
          Talons mature):


19.       Other terms or      Not Applicable
          special conditions:


                              DISTRIBUTION

20. (i) If syndicated,        Not Applicable
        names and
        addresses of
        Managers and
        underwriting
        commitments:

    (ii) Date of Dealer       01st August 2007
         Agreement:

   (iii) Stabilizing          Not Applicable
         Manager(s)
         (if any):



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21.   If non-syndicated,      Deutsche Capital markets Australia Ltd
      name and address of     Level 18, Grosvenor Place
      relevant                225 George Street
      Dealer:                 SYDNEY NSW 2000



22.   Whether TEFRA D or      TEFRA Not Applicable
      TEFRA C rules
      applicable or TEFRA
      rules not applicable:

23.   Additional selling      Not Applicable
      restrictions:


LISTING APPLICATION

     These final terms comprise the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:_____________________
     Duly authorized




                           PART B - OTHER INFORMATION

1. LISTING AND ADMISSION
   TO TRADING

  (i)  Listing:               Bourse de Luxembourg.

  (ii) Admission to           Application has been made for the bonds to be
         trading:             admitted to trading on the regulated market of
                              the Bourse de Luxembourg with effect from the Issue Date.

2. RATINGS

   Ratings:                   The bonds to be issued have been rated:

                              S&P:      AAA
                              Moody's:  Aaa

                              An obligation rated 'AAA' by S&P has the highest credit rating assigned by Standard & Poor's. The obligor's capacity to meet its financial commitment on the obligation is extremely strong.

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                              Obligations rated Aaa by Moody's are judged to be
                              of the highest quality with minimal credit risk.

                              A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. Each rating should be evaluated independently of any other rating.


3. INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

     Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4. REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

  (i)   Reasons for the       See "Use of Proceeds" section in the
        Offer:                prospectus supplement.

  (ii)  Estimated net         Not Applicable.
        proceeds:

  (iii) Estimated total       Not Applicable.
        expenses:

5. YIELD

   Indication of yield:        6.41%

                               Calculated as 7 basis points less than the yield on the equivalent A$ Domestic Bond issued by the Issuer under its Domestic A$ Bond Facility on the Trade Date.

                               The yield is calculated on the Trade Date on the basis of the Issue Price. It is not an indication of future yield.


6. OPERATIONAL INFORMATION

   (i)   ISIN Code:           US748305BG31

   (ii)  Common Code:         027594204

   (iii) CUSIP Code:          748305BG3

   (iv)  Any clearing         Not Applicable
         system(s) other
         than Depositary
         Trust Company,
         Euroclear Bank S.A.
         /N.V. and Clearstream
         Banking,societe
         anonyme and the
         relevant
         identification
         number(s):

  (v)    Delivery:            Delivery free of payment

  (vi)   Names and addresses  Not Applicable
         of additional
         Paying Agent(s)
         (if any):


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